EXHIBIT A
JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

NAVIOS MARITIME HOLDINGS INC.		AMADEUS MARITIME S.A

a Marshall Islands corporation		a Panama corporation

By:	/s/ Angeliki Frangou	By:	/s/ Jose Silva

Angeliki Frangou, Chief Executive Officer		Jose Silva, President
Date: April 8, 2010		Date: April 8, 2010

By:	/s/ Angeliki Frangou

Angeliki Frangou, an individual
April 8, 2010

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